Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into on March 9, 2018 (the “Effective Date”), between Surgery Partners, Inc. (the “Company”) and Thomas F. Cowhey (“Executive” or “you”).

1.                                      Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 2, 2018 (the “Commencement Date”) and ending on the Termination Date, as provided for in Section 4 (the “Employment Period”).

2.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall serve as the Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer.  Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its Subsidiaries or Affiliates as the Board of Directors of the Company (the “Board”) may from time to time direct that are reasonably consistent with Executive’s position.  Executive will devote his best efforts, energies and abilities and his full business time, skill and attention to the business and affairs of the Company and its Subsidiaries, and shall perform his duties and responsibilities to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the businesses of Company and its Subsidiaries.  Executive acknowledges that his duties and responsibilities will require his full time business efforts and agrees that during the Employment Period he will not engage in any other business activity or have any business pursuits that interfere with Executive’s duties and responsibilities under this Agreement or are competitive with the businesses of the Company.  Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) providing service to, or serving on governing boards of, civic and charitable organizations, and (ii) personally investing and managing personal and family investments in real estate and in any corporation, partnership or other entity; but in each case, only to the extent that any of the activities described in clauses (i) or (ii), individually or as a whole, do not (A) require or involve the active participation of Executive in the management of any corporation, partnership or other entity or interfere with the execution of Executive’s duties hereunder, or (B) otherwise violate any provision of this Agreement.

(b)                                 For purposes of this Agreement, (i) “Subsidiaries” means any corporation or other entity (A) of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more subsidiaries or (B) to which the Company or any of its Affiliates provide management services, and (ii) “Affiliate” of an entity means any other person or entity, directly or indirectly controlling, controlled by or under common control with an entity.

3.                                      Compensation and Benefits.

(a)                                 During the Employment Period, Executive’s base salary shall be $450,000 per annum, payable by the Company in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings, and subject to review and adjustment from time to time by the Board or the Compensation Committee thereof (the “Committee”), in either case, in its discretion (as modified from time to time, the “Base Salary”).

(b)                                 Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior executives generally, except to the extent such plans are duplicative of benefits otherwise provided to Executive under this Agreement, subject to the eligibility and participation requirements thereof, including, but not limited to, the following:

(i)                                     medical, dental, vision, life and disability insurance, as is generally provided to other employees of the Company; and

(ii)                                  eligibility for vacation time and other paid time off, in addition to holidays observed by the Company, in accordance with the policies of the Company as from time to time in effect; provided, however, that Executive shall not have less than 20 days of vacation time per calendar year.  Vacation may be taken at such times and intervals as Executive shall determine, subject to the business needs of the Company.

(c)                                  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including, without limitation, travel to and from Nashville Tennessee and actual temporary living expenses during the period of time prior to Executive’s family’s relocation to the area, all subject to the Company’s requirements with respect to reporting and documentation of such expenses. Executive’s right to payment or reimbursement for business expenses hereunder will be subject to the following additional rules: (i) no reimbursement of any expense shall affect Executive’s right to reimbursement of any other expense in any other taxable year; (ii) the amount of expenses eligible for payment or reimbursement during any calendar year will not affect the expenses eligible for payment or reimbursement in any other taxable year; (iii) payment or reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred or paid, and (iv) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(d)                                 In addition to the Base Salary, Executive will be eligible to receive an annual bonus (the “Annual Bonus”).  The target Annual Bonus will be seventy-five percent (75%) of the Base Salary, with the actual amount of any such bonus being determined by the Board or the Committee, in either case, in its discretion, based on the achievement of performance goals previously established annually by the Board or the Committee, as applicable.  Any Annual Bonus payable under this Section 3(d) will be paid no later than March 15th following the close of the year for which the bonus is earned.

(e)                                  Executive shall be eligible to participate in the Surgery Partners, Inc. 2015 Omnibus Incentive Plan (as amended from time to time) (“Plan”) on terms and conditions set forth therein and in the relevant award agreement unless specifically stated otherwise in this Agreement, and will, starting in 2019, be eligible for annual equity grants under the Plan, in an annual target amount of $500,000 (subject to approval of the Board (or an authorized committee thereof), in such forms as determined by the Board or its designee in its discretion.  In addition, subject to approval by the Board (or an authorized committee thereof), as soon as reasonably practicable following the Commencement Date, the Company shall grant to Executive equity in an amount representing $500,000 as follows: (i) a restricted stock award, with the number of shares subject to the award determined by dividing $250,000 by the closing price of a share of Company common stock on the date of grant and with such shares vesting in three equal annual installments on each of the first, second, and third anniversaries of the grant date on the terms and conditions set forth in the Plan and the applicable award agreement, the execution of which shall be a condition to the award, and (ii) a performance stock unit (“PSU”) award, with the number of shares subject to the award determined by dividing $250,000 by the closing price of a share of Company common stock on the date of grant and such units shall be earned and vest on the terms and conditions set forth in the Plan and the applicable award agreement, the execution of which shall be a condition to the award.  In addition, on or as soon as reasonably practicable following the Commencement Date, and subject to approval by the Board (or an authorized committee thereof), the Company shall grant to Executive a leveraged performance unit (“LPU”) award, with a target number of units equal to 29,603 shares of Company common stock under the Plan, which shall be earned and vest on the terms and conditions set forth in the Plan and the applicable award agreement, the execution of which shall be a condition to the award.

(f)                                   The Company will pay or reimburse Executive for his reasonable expenses of relocating from Hartford, Connecticut to a location that is a reasonable commuting distance from the Company’s principal executive officers in Brentwood, Tennessee, subject to reasonable substantiation and documentation as may be necessary from time to time.  The Company will provide Executive with a tax gross-up for applicable federal, state and local taxes paid by him in connection with the relocation expenses described in this Section 3(f), to the extend such expenses are taxable to him.

(g)                                  All amounts payable to Executive hereunder shall be subject to all required withholdings by the Company.  If additional guidance is issued under, or modifications are made to, Section 409A of the Internal Revenue Code of the Internal Revenue Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or any other law affecting payments to be made under this Agreement, Executive agrees that the Company may take such reasonable actions and adopt such reasonable amendments as the Company believes are necessary to ensure continued compliance with the Internal Revenue Code, including Section 409A.  However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and Executive shall be responsible for obtaining his own tax advice with regard to such matters.

4.                                      Termination.

(a)                                 Termination by Executive or the Company.  The Employment Period (i) shall terminate upon Executive’s resignation with Good Reason (as defined below) or without Good Reason, death or Disability (as defined below) or (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause.

(b)                                 “Good Reason” shall mean without the written consent of Executive:

(i)                                     without the express written consent of Executive, a material diminution of his position, duties, responsibilities, and status or a material reduction of Executive’s resources;

(ii)                                  a material reduction in Executive’s Base Salary or annual bonus target percentage;

(iii)                               a material reduction in the level of benefits available or awarded to Executive, other than any reduction in connection with a Company-wide reduction applicable generally to similarly situated senior executive officers of the Company;

(iv)                              within twelve months of a Change in Control (as defined herein), a material increase in Executive’s core functional responsibilities with a corresponding material change in Executive’s core functional role without a corresponding increase in compensation, provided, however, the addition of additional facilities or territories to Executive’s oversight responsibilities or other ordinary course growth of the Company or any of its Subsidiaries or Affiliates shall not be a material increase in Executive’s core functional responsibilities;

(v)                                 a relocation by the Company of Executive’s primary employment location to a location that is not the Company’s headquarters, or which is more than 50 miles from Executive’s primary employment location on the date hereof; or

(vi)                              a material breach by the Company of the terms of this Agreement;

but only if (x) Executive notifies the Company in writing within 90 days after the initial existence or occurrence of any of these conditions which notice describes in reasonable detail the basis for Executive’s belief that Good Reason exists and that Executive intends to resign for Good Reason and the Company, within 30 days after receipt of such notice, either fails to cure the condition or delivers a written notice to Executive that the Company intends not to cure such condition and (y) Executive actually resigns prior to 15 days after the earlier to occur of either the end of such 30-day cure period or delivery of such written notice by the Company.  This definition of “Good Reason” shall govern all agreements and awards between the Company and Executive throughout Executive’s employment.

(c)                                  “Disability” as used herein shall mean that for 12 consecutive weeks Executive is unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential duties, responsibilities and functions of his position.  A medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection shall determine, according to the facts then available, whether and when Disability has occurred.  Such determination shall not be arbitrary or unreasonable, and shall be final and binding on the parties hereto.  This definition of “Disability” shall govern all agreements and awards between the Company and Executive throughout Executive’s employment.

(d)                                 “Cause” as used herein means the occurrence of any of the following events:

(i)                                     a material breach by Executive of any of the terms and conditions of this Agreement; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such material breach following the date on which Executive receives the Company’s written notice of such material breach;

(ii)                                  Executive’s reporting to work (A) intoxicated (other than Executive’s reasonable use of alcohol in connection with business entertainment, provided, that such use of alcohol does not cause the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm) or (B) under the influence of illegal drugs;

(iii)                               Executive’s use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm;

(iv)                              breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates;

(v)                                 chronic absenteeism, which shall be deemed to have occurred if Executive has at least ten absences unrelated to paid time off, disability or illness in any ten week period;

(vi)                              Executive’s material failure or willful refusal to substantially perform his duties, responsibilities and functions; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such failure following the date on which Executive receives the Company’s written notice of such failure;

(vii)                           Executive’s willful failure to comply with any of the Company’s or any of its Subsidiaries’ material written guidelines or procedures promulgated by the Company or any such Subsidiary and furnished to Executive; provided that, if curable, Executive shall have a reasonable period of time (which in no event shall exceed 45 days) during which to cure such failure following the date on which Executive receives the Company’s written notice of such failure; or

(viii)                        Executive has committed an act or acts constituting a felony or any other act or omission involving theft, dishonesty or fraud against the Company or any of its Subsidiaries or any of their respective customers or suppliers or other business relationships.

This definition of “Cause” shall govern with respect to all agreements and awards between the Company and Executive throughout Executive’s employment.

(e)                                  A “Change in Control” shall be deemed to have occurred upon any of the following events, provided that, to the extent required by Section 409A, such events would also qualify as a “change in control event” under Treas. Reg. §1.409A-3(i)(5): the consummation, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the Company’s assets to any person or entity, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person or entity (or persons and/or entities acting as a group), of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of the Company.  This definition of “Change in Control” shall govern with respect to all agreements and awards between the Company and Executive throughout Executive’s employment.

(f)                                   Termination by Executive.  Executive has the right to terminate his employment under this Agreement at any time, for any or no reason, but only after giving the Company (i) 30 days prior written notice with respect to any termination without Good Reason or (ii) the number of days prior written notice set forth in the last sentence of Section 4(b) with respect to any termination with Good Reason.

(g)                                  Compensation after Termination.

(i)                                     If the Employment Period is terminated pursuant to Executive’s resignation without Good Reason, death or Disability, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries, except as may be required by applicable law; provided, that Executive or his estate shall remain entitled to receive any Annual Bonus that has already been awarded but not yet paid; and provided further, that in the event of death or Disability, Executive’s equity-related awards shall be governed by the terms and conditions of the applicable award agreements and the Plan.

(ii)                                  If the Employment Period is terminated by the Company for Cause, Executive shall only be entitled to his Base Salary through the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries, except as may be required by applicable law.  In addition, in such event, Executive shall automatically forfeit any rights to any unvested equity owned by Executive in the Company or any Subsidiary.

(iii)                               If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason, then subject to the conditions described in Section 4(g)(v)

below, Executive shall be entitled to receive as severance compensation the following: (A) an amount equal to twelve (12) months of Executive’s then-current annual Base Salary, payable in regular installments beginning within 30 days following the Termination Date in accordance with the Company’s general payroll practices for salaried employees; (B) continuation of the welfare benefits described in Section 3(b) for twelve (12) months to the extent permissible under the terms of the relevant benefit plans at the same cost to Executive as if Executive were an active employee of the Company (or if health insurance coverage is not continuable under the terms of the relevant plan, the Company will pay (or reimburse Executive) for the cost of COBRA health insurance coverage less the cost to Executive for health insurance as if Executive were an active employee of the Company); (C) the Bonus payable to Executive within 2 and 1/2 months after the end of the applicable year (to the extent not previously paid), paid in a lump sum at the time that bonuses are regularly paid to employees; and (D) any awarded but unpaid Annual Bonus for the prior year (collectively, “Severance Pay”).  In addition: (E) with respect to the portion of each restricted stock award held by Executive as of date on which the Employment Period is terminated that is subject to time-based vesting (the “Time-Based RSA”), accelerated vesting of the Time-Based RSA to the vesting event next following the date on which the Employment Period is terminated; and (F) notwithstanding any terms and conditions of the applicable award agreements, with respect to the portion of each PSU award or LPU award held by the Executive as of the date on which the Employment Period is terminated that has been converted into “Earned Shares” as defined in the applicable award agreement (the “Earned PSUs” and the “Earned LPUs”), accelerated vesting of the Earned PSUs and the Earned LPUs to the vesting event next following the date on which the Employment Period is terminated.  For purposes of this Section 4(g), “Bonus” shall mean an amount equal to Executive’s then-current annual Base Salary, multiplied by the percentage contained in Section 3(d) hereof.  For the avoidance of doubt, the unvested portion of any restricted stock awards, PSU awards, and LPU held by Executive as of the date on which the Employment Period ends (after giving effect to the acceleration provisions set forth in subsections (D) and (E) herein), and the terms and conditions of the applicable award agreements and the Plan) shall be forfeited and of no further force and effect.  With respect to any PSU award, it is further agreed that if Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason before the Performance Period End Date (as defined in such PSU award agreement), and a Change in Control occurs within 90 days following such termination, then notwithstanding such termination the terms of Section 3(b) of the award agreement shall apply to determine Earned Shares as if the Executive were still employed by the Company, and Section 6(a) of the award agreement shall apply to such Earned Shares.  With respect to any LPU award, if Executive’s employment is terminated without Cause or Executive terminates his employment for Good Reason before the Performance Period End Date, and a Change in Control occurs within 90 days following such termination, then notwithstanding such termination, the LPUs shall remain outstanding and Section 3(c) of the award agreement shall apply to determine Earned Shares as if the Executive were still employed by the Company, and Section 6(b) of the award agreement shall apply to such Earned Shares.

(iv)                              If, within 90 days prior to or 18 months following a Change in Control, either (A) the Company terminates the employment of Executive hereunder without Cause under Section 4(a) above, or (B) Executive terminates his employment for Good Reason under Section 4(b) above, then, in lieu of any other compensation that may be specified in this Agreement (but with respect to any equity-related award held by Executive, in addition to accelerated vesting provided above, and/or the effects of relevant terms of any applicable award agreement or the Plan), the Company will pay Executive the Severance Pay in a single lump-sum payment not later than 30 days after termination.

(v)           Notwithstanding Sections 4(g)(iii) or (iv), Executive’s right to receive Severance Pay hereunder is conditioned upon: (A) Executive executing, and not revoking, a written separation agreement and general release of all claims against the Company, its Subsidiaries and Affiliates and their respective managers, directors, officers, shareholders, members, representatives, agents, attorneys, predecessors, successors and assigns (other than a claim for the severance payments described in Section 4(g)(iii) or (iv) and Executive’s rights to future distributions and payments related to the continued ownership of any equity securities in the Company that Executive will continue to own after such termination), in form and substance acceptable to the Company, which shall among other things, contain a general release by Executive of all claims arising out of his employment and termination of employment by the Company (a “Release Agreement”) within 30 days of Executive’s Termination Date; and (B) Executive’s material compliance with all of his obligations which survive termination of this Agreement.  The Severance Pay is intended to be in lieu of all other payments to which Executive might otherwise be entitled in respect of his termination without Cause or resignation with Good Reason.  The Company and its Subsidiaries and Affiliates shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the date of termination of employment with the Company (the “Termination Date”), and the Company and its Subsidiaries and Affiliates shall continue to have all other rights available hereunder (including without limitation, all rights hereunder at law or in equity).  Notwithstanding the foregoing, the Release Agreement (x) shall not require the release of Executive’s rights arising from the express terms of this Agreement or any applicable award agreement that are associated with a termination of employment; (y) shall not impose any post-employment restrictions other than those set forth in this Agreement, and (z) shall take into account and preserve Executive’s rights in the event that a Change in Control occurs within 90 days after termination of employment (or such longer tail period as may be provided by any agreement between Executive and the Company).

(vi)          Except as otherwise expressly provided herein and/or in any applicable award agreement or the Plan, all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which might otherwise accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).  All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company.  If any payment obligation under this Section 4(g) arises, no compensation received from other employment (or otherwise) will reduce the Company’s obligation to make the payment(s) described in this paragraph, and in the event of any breach of such payment obligation, Executive shall not have an obligation to mitigate damages.

(h)           The Company may offset any amount Executive owes the Company or its Subsidiaries or Affiliates against any amount they or their Subsidiaries or Affiliates owe Executive hereunder.

(i)            Notwithstanding the foregoing, if Executive’s employment terminates, and the terms (in whole or in part) of any applicable award agreement as applied to the facts and circumstances surrounding such termination are more favorable to Executive than the terms of this Agreement, the terms of the applicable award agreement shall govern to the extent (but only to the extent) they are more favorable to Executive.

5.             Confidential Information.  Other than in the performance of his duties hereunder, during the Restrictive Period (as defined below) and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of herself or any third party, any Confidential Information.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company or any of its Subsidiaries or Affiliates or the Business, including but not limited to any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by the Company or any of its Subsidiaries or Affiliates in connection with the Business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry, in each case through no wrongful act on the part of Executive.  Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and its Subsidiaries and Affiliates.  Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which Executive becomes aware and of all details thereof.  Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Inventions and Discoveries (as defined below) or the business of the Company or any of its Subsidiaries or Affiliates which Executive may then possess or have under his control.  Nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires Executive to provide notice to the Company of the same.  Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspended violation of law, or (2) in a compliant or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

“Business” as used herein means the business of owning, operating, developing and/or managing, or providing management or administrative services to, (a) ambulatory surgery centers anywhere in the United States or (b) physician-owned surgical hospitals within a 50 mile radius of any hospital that is owned, operated, developed or managed by the Company or any Affiliate.

6.             Inventions and Discoveries.

(a)           Executive understands and agrees that all inventions, discoveries, ideas, improvements, whether patentable, copyrightable or not, pertaining to the Business or relating to Company’s or any of its Subsidiaries’ or Affiliates’ actual or demonstrably anticipated research, development or inventions (collectively, “Inventions and Discoveries”) that result from any work performed by Executive solely or jointly with others for the Company or any of its Subsidiaries or Affiliates which Executive, solely or jointly with others, conceives, develops, or reduces to practice during the course of Executive’s employment with the Company or any of its Subsidiaries, are the sole and exclusive property of the Company.  Executive will promptly disclose all such matters to the Company and will assist the Company in obtaining legal protection for Inventions and Discoveries.  Executive hereby agrees on behalf of herself, his executors, legal representatives and assignees that he will assign, transfer and convey to the Company, its successors and assigns the Inventions and Discoveries.

(b)           THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT SECTION 7(a) SHALL NOT APPLY TO AN INVENTION OF EXECUTIVE FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY OR ANY OF ITS SUBSIDIARIES WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EXECUTIVE’S OWN TIME, UNLESS (A) THE INVENTION RELATED (I) TO THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR (II) TO THE COMPANY’S OR ANY OF ITS SUBSIDIARIES’ OR AFFILIATES’ ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EXECUTIVE FOR THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES.

(c)           EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS SECTION 7 AND FULLY UNDERSTANDS THE LIMITATIONS WHICH IT IMPOSES UPON HIS AND HAS RECEIVED A DUPLICATE COPY OF THIS AGREEMENT FOR HIS RECORDS.

7.             Restrictive Covenants.  Executive acknowledges that in the course of his employment with the Company or any of its Subsidiaries or Affiliates, or their predecessors or successors, he has been and will be given access to and has and will become familiar with their trade secrets and with other Confidential Information and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries or Affiliates.  Therefore, and in further consideration of the compensation to be paid to Executive hereunder and in connection with his employment, and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill:

(a)           Non-compete.  Executive hereby agrees that for a period commencing on the date hereof and ending on the Termination Date, and thereafter, through the period ending twelve (12) months after the Termination Date (collectively, the “Restrictive Period”), he shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company and its Subsidiaries) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or is actively developing or attempting to develop in any element of the Business anywhere within a 50-mile radius of the Nashville, Tennessee metropolitan area or within a 50-mile radius of any area (or in the event such area is a major city, the metropolitan area relating to such city) in which the Company or any of its Subsidiaries on the Termination Date actively engages or is actively developing or attempting to develop in any element of the Business (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 3% of the stock of such corporation.  With respect to the Territory, Executive specifically acknowledges that the Company and its Subsidiaries intend to expand the Business into and throughout the United States.  Notwithstanding the foregoing, the activity proscribed by this Section 8(a) shall not constitute a violation of this Section 8(a) where performed for (x) an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates; or (y) an entity that derives no more than $100 million in revenue from one or more divisions, departments or segments, in the aggregate, that are engaged in any business competitive with the business of the Company or any of its Affiliates; provided, that in either case, you are not responsible for (and do not engage or participate in) the day-to-day management, oversight or supervision of such business and provided you do not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision.

(b)           Interference with Relationships.  Other than in the performance of his duties hereunder, during the Restrictive Period, Executive will not directly or indirectly (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (x) only with respect to those persons who are or have been a business partner of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (y) only if Executive has performed work for such person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such person as a result of his employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in his solicitation of such person.

(c)           Non-solicitation.  Other than in the performance of his duties hereunder, during the Non-Solicit Restrictive Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co partner or in any other individual or representative capacity, employ, recruit or solicit for employment or engagement, any person who is employed or engaged by the Company or any of its Subsidiaries or any of its Affiliated Practices during the Non- Solicit Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with any of the Affiliated Practices, the Company or any of its Subsidiaries; provided, however that responses to a general solicitation (such as an internet or newspaper solicitation) that are not targeted towards any particular person shall not be deemed to be a violation of the restrictions set forth in this Section 8(c).

(d)           Affiliated Practice.  For purposes of this Agreement, an “Affiliated Practice” shall include any practice or facility (i) in which the Company or any of its Subsidiaries has an ownership interest or (ii) that is managed by or receives other services from the Company or any of its Subsidiaries in connection with any element of the Business.

(e)           Blue Pencil.  If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined below) too lengthy or the Territory too extensive, the other provisions of this Section 8 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the time period and/or Territory to permissible duration or size.

(f)            Covenant Not to Disparage.  During the Restrictive Period and thereafter, Executive shall not disparage, denigrate or derogate in any way, directly or indirectly, the Company, any of its Subsidiaries or Affiliates, or any of its or their respective agents, officers, directors, employees, parent, subsidiaries, affiliates, Affiliated Practices, affiliated doctors (including any physicians who utilize or have invested in any Affiliated Practice), representatives, attorneys, executors, administrators, successors and assigns (collectively, the “Protected Parties”), nor shall Executive disparage, denigrate or derogate in any way, directly or indirectly, his experience with any Protected Party, or any actions or decisions made by any Protected Party.

(g)           Remedies.  Executive acknowledges and agrees that the covenants set forth in this Section 8 and the preceding Sections 6 and 7 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the business interests of the Company and its Subsidiaries and Affiliates,

that irreparable injury may result to the Company and its Subsidiaries and Affiliates if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company and its Subsidiaries and Affiliates will have no adequate remedy at law.  Executive accordingly agrees that in the event of any actual or threatened breach by his of any of the Restrictive Covenants, the Company and its Subsidiaries and Affiliates shall be entitled to immediate temporary injunctive and other equitable relief subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting the Company or any of its Subsidiaries or Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.  In addition, in the event of an alleged breach or violation by Executive of this Section 8, the restricted periods set forth in this Section 8 shall be tolled until such breach or violation has been duly cured.

(h)           Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent his from otherwise earning a living.  Executive acknowledges that the Restrictive Covenants are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.  Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions, prior to the commencement of that employment.

8.             Executive’s Representations and Covenants.

(a)           Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) except as previously disclosed to the Company, to the best of Executive’s knowledge, information, and belief formed after diligent inquiry, Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)           During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are in or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section 9(b), the Company shall reimburse Executive for reasonable travel expenses (including, without limitation, travel expenses, lodging and meals, and reasonable attorneys’ fees upon submission of receipts).

9.             Survival.  Sections 4 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10.          Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

11.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among Executive and the Company and its Subsidiaries and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, for the avoidance of doubt, the Former Employment Agreement.

13.          No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

14.          Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and its successors and permitted assigns.  Executive may not assign any of his rights or obligations hereunder without the prior written consent of the Company.  The Company may (a) assign any or all of its respective rights and interests hereunder to one or more Subsidiaries or Affiliates of the Company, (b) designate one or more Subsidiaries or Affiliates of the Company to perform its obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign its rights hereunder in connection with the sale of all or a substantial part of the business or assets of the Company or one of its Subsidiaries (whether by merger, sale of stock or assets, recapitalization or otherwise) and (d) merge any of the Subsidiaries or Affiliates with or into the Company (or vice versa).  The rights of the Company hereunder are enforceable by the Company or its Subsidiaries or Affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

16.          Delivery by Facsimile or PDF.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party.  No party hereto shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17.                               Income Tax Treatment.  Executive and the Company acknowledge that it is the intention of the Company to deduct all cash amounts paid under this Agreement as ordinary and necessary business expenses for income tax purposes.  Executive agrees and represents that he will treat all such non-reimbursable amounts as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

18.                               Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state in which Executive resides, without giving effect to provisions thereof regarding conflict of laws.

19.                               Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20.                               Consent to Jurisdiction.

(a)                                 THE COMPANY AND EXECUTIVE HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE IN WHICH EXECUTIVE RESIDES AND IRREVOCABLY AGREE THAT SUBJECT TO THE COMPANY’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  EXECUTIVE ACCEPTS FOR HIMSELF AND IN CONNECTION WITH HIS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

(b)                                 Notwithstanding Section 21(a), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 through 8 upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

21.                               Amendment and Waiver.  Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22.                               Section 409A.  To the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A, including without limitation any such regulations or other guidance that may be issued after the date hereof.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” as defined below, as of Executive’s termination of employment, then, to the extent any payment under this Agreement resulting from Executive’s termination of employment constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) and to the extent required by Section 409A, no payments due under this Agreement as a result of Executive’s termination of employment may be made until the earlier of (a) the first day following the six-month anniversary of Executive’s date of termination and (b) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the sixth month anniversary of Executive’s date of termination.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Reg. §1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Reg. §409A-1(i).

*    *    *    *    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SURGERY PARTNERS, INC.

By:	/s/ Jennifer Baldock
Jennifer Baldock
Senior Vice President and General Counsel

Accepted and Agreed:

/s/ Thomas F. Cowhey
Thomas F. Cowhey

Date:	March 9, 2018